CONSENT OF COUNSEL
We hereby consent to the use of our name and to the reference to our firm under the caption “Proposal: Approval of an Agreement and Plan of Reorganization—Federal Income Tax Consequences” in the Joint Proxy Statement/Prospectus included in Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, on Form N-14 for AIM Variable Insurance Funds (File No. 333-164272).

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP
Philadelphia, Pennsylvania
February 12, 2010